UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The First of Long Island Corporation
(Name of Registrant as Specified in Its Charter)

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THE FIRST OF LONG ISLAND CORPORATION

10 GLEN HEAD ROAD

GLEN HEAD, NEW YORK 11545

___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 19, 2022

___________________________________________________

March 11, 2022

To the Stockholders of

The First of Long Island Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of The First of Long Island Corporation will be held exclusively via live webcast on Tuesday, April 19, 2022, at 10:00 A.M., Eastern Time.  We are holding the annual meeting online due to the public health impact of the coronavirus pandemic and in order to prioritize the health and well-being of our stockholders as well as our employees and other members of our community.  Stockholders will not be able to attend the annual meeting in person.  To participate in the meeting, visit www.cstproxy.com/fnbli/2022, and enter the 12-digit control number included on your proxy card.  You may register for the meeting as early as 10:00 A.M., Eastern Time, on April 12, 2022.  If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the proxy statement.  The annual meeting is for the purpose of considering and acting upon:

(1)	To elect six directors to hold office for two-year terms and until their successors are duly elected and qualified;
(2)	To conduct a non-binding, advisory vote to approve the compensation paid to the Corporation’s named executive officers;
(3)	To ratify the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm for 2022; and
(4)	To transact any other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 4, 2022 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors
Christopher Becker
President and Chief Executive Officer

IMPORTANT -- PLEASE VOTE YOUR PROXY PROMPTLY.

IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR TO VOTE ELECTRONICALLY AS PROVIDED IN THE INSTRUCTIONS INCLUDED HEREWITH.

THE FIRST OF LONG ISLAND CORPORATION

10 Glen Head Road

Glen Head, New York 11545

(516) 671-4900

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors (“Board”) of The First of Long Island Corporation (“Corporation” or “Company”) for use at the Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Time, via live webcast at www.cstproxy.com/fnbli/2022 on April 19, 2022.  The approximate date on which proxy statements and forms of proxy are first being sent or given to stockholders is March 18, 2022.

Proxies in the accompanying form that are properly executed and duly returned to the Corporation, or voted electronically, will be voted at the meeting in accordance with the instructions provided.  Where no instructions are indicated, properly executed proxies will be voted “For” the proposals set forth in this proxy statement.  Each proxy granted may be revoked at any time prior to its exercise by written notice filed with the secretary of the Corporation, by the submission of a later dated and executed proxy or by voting online at the meeting.  The presence online or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum for the transaction of business.  The meeting (whether or not a quorum is present) may be adjourned to a subsequent date, provided notice of the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.  At an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally scheduled.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

ATTENDING THE MEETING

If you were a stockholder of record as of the close of business on March 4, 2022, and wish to participate at the meeting, you may do so by accessing the live webcast at www.cstproxy.com/fnbli/2022 and entering your control number.  As a registered stockholder, you received a proxy card with this proxy statement which includes your control number.  You will need your control number for access.  If you do not have your control number, contact our transfer agent, Continental Stock Transfer at (917) 262-2373, or proxy@continentalstock.com.

If your shares of Company common stock are held by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee and obtain a legal proxy.  Once you have received your legal proxy, contact Continental Stock Transfer to have a control number generated.  The contact information for Continental Stock Transfer is (917) 262-2373, or proxy@continentalstock.com.

If you do not wish to participate in the meeting, but you merely wish to listen to the proceedings, we have set up telephone access for those purposes.  In that case, please call, toll-free (within the United States and Canada), 1-800-450-7155. The passcode for listening by telephone is 1857860#.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The only class of voting securities of the Corporation is its Common Stock, $.10 par value ("Common Stock"), each share of which entitles the holder thereof to one vote except in the election of directors, where votes may be cumulated as described herein.  Only stockholders of record at the close of business on March 4, 2022 are entitled to notice of and to vote at the meeting.

As of March 4, 2022, there were 23,120,290 shares of the Common Stock issued, all of which were outstanding and entitled to vote.  Based on information available, the only persons owning beneficially more than five percent (5%) of the Common Stock of the Corporation as of March 4, 2022 are identified in the table below.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

FMR LLC	2,075,220 shares (1)	8.98%
245 Summer Street
Boston, MA 02210

BlackRock, Inc.	1,838,918 shares (2)	7.95%
55 East 52nd Street
New York, NY 10055

Franklin Mutual Advisors, LLC	1,813,400 shares (3)	7.84%
101 John F. Kennedy Parkway
Short Hills, NJ 07078-2789

(1)	Based on a Schedule 13G filed on February 9, 2022.
(2)	Based on a Schedule 13G/A filed on February 1, 2022.
(3)	Based on a Schedule 13G/A filed on February 1, 2022.

Following is information with respect to the beneficial ownership of the Corporation's Common Stock as of March 4, 2022 by all directors and nominees, by the executive officers of the Corporation named in the “Summary Compensation Table” (“named executive officers” or “NEOs”), and by all directors and executive officers of the Corporation as a group.

		Amount and Nature of	Percent
Title of Class	Beneficial Owner	Beneficial Ownership (1)	of Class

Common Stock	Christopher Becker	41,810.18%
($.10 par value)	Paul T. Canarick	513,334	2.22%
	Alexander L. Cover	50,248.22%
	John J. Desmond	11,900.05%
	Louisa M. Ives	3,247.01%
	Stephen V. Murphy	56,556.24%
	Peter Quick	56,759.25%
	Denise Strain	16,441.07%
	Milbrey Rennie Taylor	24,526.11%
	Walter C. Teagle III	151,822.66%
	Eric J. Tveter	15,979.07%
	Jay P. McConie	6,568.03%
	Christopher J. Hilton	18,448.08%
	Janet T. Verneuille	7,613.03%
	Susanne Pheffer	1,769.01%
	Directors and Executive
	Officers as a group (18 persons)	1,005,833	4.35%
(1)

Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

VOTING PROCEDURES AND METHODS OF COUNTING VOTES

As to Proposal 1 regarding the election of directors, the proxy card being provided by the Board enables a stockholder to vote “For” the election of the six nominees proposed by the Board or to “Withhold Authority” to vote for the nominees being proposed.  As discussed under Proposal 1, cumulative voting applies to the election of directors.  Directors are elected by a plurality of the votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominee is withheld.

As to Proposals 2 and 3, a stockholder may: (1) vote “For” the item, (2) vote “Against” the item, or (3) “Abstain” from voting on the item.  In order to approve Proposals 2 and 3, each proposal must receive the affirmative vote of a majority of the shares voting on each matter at the annual meeting without regard to either shares as to which the “Abstain” box is marked or broker non-votes.

Proxies solicited hereby will be returned to the Corporation, tabulated by the Corporation’s registrar and transfer agent and reviewed by the inspectors of election designated by the Board.

PROPOSAL 1

ELECTION OF DIRECTORS FOR TWO YEAR TERMS

The Board of the Corporation currently consists of eleven members.  The Board has nominated Paul T. Canarick, Alexander L. Cover, Stephen V. Murphy, Peter Quick, Denise Strain and Eric J. Tveter as Class II directors for re-election to serve two year terms.  Each Board member, with the exception of Christopher Becker who serves as President and Chief Executive Officer (“CEO”) of the Corporation and its wholly owned bank subsidiary, The First National Bank of Long Island (“Bank”), is independent as defined in the Nasdaq Rules.

The Board is divided into two classes, Class I and Class II.  The following table sets forth the present composition of the Board.

		Expiration
Name	Class	of Term

Christopher Becker	I	2023
John J. Desmond	I	2023
Louisa M. Ives	I	2023
Milbrey Rennie Taylor	I	2023
Walter C. Teagle III	I	2023
Paul T. Canarick	II	2022
Alexander L. Cover	II	2022
Stephen V. Murphy	II	2022
Peter Quick	II	2022
Denise Strain	II	2022
Eric J. Tveter	II	2022

As to the election of directors, each stockholder entitled to vote has the right to vote, online at the virtual Annual Meeting or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected.  A stockholder may also cumulate his or her votes by giving one candidate as many votes as the number of directors to be elected multiplied by the number of his or her shares or by evenly distributing such votes on the same principle among any number of candidates.  Cumulative voting can affect the election of directors if there are more nominees for director than positions to be filled.  In the event that cumulative voting is in effect, it is the intention of the proxies to vote cumulatively for the nominees listed, and if authority for any nominee or nominees is withheld, the votes will be distributed among the remaining candidates at the discretion of the Board.

It is intended that shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions indicated thereon and, in the absence of contrary indication, for the re-election of directors Canarick, Cover, Murphy, Quick, Strain and Tveter.  Each of the nominees for Class II director will hold office until his or her successor is elected and qualified.  If at the time of the 2022 Annual Meeting any of the nominees named above is unavailable or chooses not to serve as a director (an event that the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate.

The Board of Directors recommends a vote FOR all named nominees.

The following table sets forth a brief description of the business experience during the past five years of each of the nominees and Board members continuing in office.  It also indicates any other directorships held during the past five years in any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934 (“1934 Act”) or subject to the requirements of section 15(d) of the 1934 Act or any company registered as an investment company under the Investment Company Act of 1940.  The year set forth for each director is the year in which the person named became a director of the Corporation and the Bank.

.

BUSINESS EXPERIENCE OF DIRECTORS

	Principal Occupations and	Director
Name	Other Directorships for Last 5 Years	Since

Christopher Becker	President and Chief Executive Officer, The First of Long Island	2020
(Age 56)	Corporation and The First National Bank of Long Island

Paul T. Canarick	President and Principal, Paul Todd, Inc. (Construction Company)	1992
(Age 65)

Alexander L. Cover	Business and Management Consultant (Private Practice); Retired Partner	2003
(Age 78)	of Ernst & Young LLP

John J. Desmond	Retired Partner of Grant Thornton LLP; Former Director and Chairman of the	2016
(Age 71)	Audit Committee of MusclePharm Corporation

Louisa M. Ives	Managing Director of Chilton Trust Company	2019
(Age 55)

Stephen V. Murphy	President, S.V. Murphy & Co. (Financial Advisory Services); Director:	2005
(Age 76)	Man FRM Alternative Multi-Strategy Fund LLC; UST Global Private
	Markets Fund, LLC; Excelsior Venture Partners III, LLC; NB Private
	Markets Fund II, LLC; NB Private Markets Fund III, LLC; NB
	Crossroads Private Markets Fund IV, LLC; NB Crossroads Private Market
	Fund V Holdings, LLC; NB Crossroads Private Market Fund VI, LP; NB
	Crossroads Private Markets Access Fund, LLC

Peter Quick	Retired President of the American Stock Exchange; Retired Partner of	2015
(Age 66)	Burke and Quick Partners Holdings LLP, the parent company of Burke &
	Quick Partners LLC, a broker dealer; Director, Medicure Inc.

Denise Strain	Retired Managing Director of Citigroup Inc.	2017
(Age 68)

Milbrey Rennie Taylor	Retired Executive Producer of CBS News	2008
(Age 75)

Walter C. Teagle III	Chairman of the Board, The First of Long Island Corporation and The	1996
(Age 72)	First National Bank of Long Island; President and Owner, Teagle
	Management, Inc. (Private Investment Firm); Chairman Emeritus and
	Director, The Teagle Foundation, Inc. (Private Foundation)

Eric J. Tveter	Managing Member of ETC Ventures LLC; Director of Veloce Esports	2013
(Age 63)	Limited; Senior Advisor to Arthur D. Little, a global management consultancy firm,
	Communications Equity Associates, an investment banking advisory firm and
	Cyverse, a Swiss cybersecurity firm. Former CEO of Austria and Switzerland
	businesses of Liberty Global plc

QUALIFICATIONS AND RESPONSIBILITIES OF DIRECTORS

The qualifications the Board seeks for individual directors are identified as a set of core competencies that are assessed and amended periodically by the Board as the banking industry changes.  Core competencies include, but are not limited to: corporate governance, banking, strategic planning, business leadership, environmental and social, accounting and reporting, finance and/or investments, technology and/or cybersecurity, mergers and acquisitions, legal and/or regulatory, real estate, and marketing and/or public relations.

In addition to the core competencies, the Board will include a director with financial accounting experience necessary to qualify as an “audit committee financial expert” as defined in Regulation S-K of the Securities and Exchange Commission (“SEC”).  The Board has determined that a least two directors should and do meet this qualification.

Other top priorities include diversity, cybersecurity expertise and a strong background in the financial services industry including banking, finance, investment, treasury and mergers and acquisitions.  The Board has determined that at least one director should meet the cybersecurity qualification and at least two the financial services industry qualification.  When considering succession, these qualifications, along with diversity, must be a top priority if there is not the requisite number of qualified directors or it is likely there will be an opening in one of these qualifications in the near term generally defined as within two years.

The Board should adequately reflect the diversity of the Company’s constituencies and the communities in which the Company conducts business.

Following are the duties and responsibilities of each director:

(1)	Demonstrate the knowledge, skills, and leadership experience that make a director a valuable resource in fulfilling the responsibilities of the Board.
(2)	Provide contributions to Board discussions that are forward-looking, constructive, timely, independent and to the point.
(3)	Demonstrate the interpersonal skills to be effective in dealing with management and other directors.
(4)	Exhibit an up-to-date understanding of the national banking business.
(5)	Serve on at least two committees and participate on a regular basis.
(6)	Bring useful outside information and perspective to Board and Committee deliberations.
(7)	Attend meetings well prepared to evaluate and/or add value to agenda items presented to the Board and/or committee.
(8)	Be participative and engaged at meetings.
(9)	Show understanding and sensitivity to the fiduciary, ethical and legal responsibilities of Board membership.
(10)	Dedicate sufficient time to the changing responsibilities as a Board member.
(11)	Commit to ongoing learning to stay current on the responsibilities as a Board member.
(12)	Represent the company appropriately when interacting with members of the public.
(13)	Promote the Bank in personal and professional circles.
(14)	Commit to continuing to meet these responsibilities.

With respect to each of the Corporation’s directors, the narrative that follows sets forth the specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director considering the Company’s business and structure and the general qualifications and core competencies identified and deemed desirable by the Governance and Nominating Committee.

Christopher Becker - Mr. Becker joined the Board in January 2020 upon being named President and Chief Executive Officer of the Corporation and the Bank.  Mr. Becker is a member of the Loan, Asset Liability and Risk Committees of the Bank.  Mr. Becker has been employed by the Bank since 2011 and served as Executive Vice President and Chief Risk Officer of the Corporation and the Bank and Corporate Secretary of the Corporation through the end of 2019.  In these positions, Mr. Becker was responsible for the Bank’s enterprise risk management program including oversight of strategic planning, technology, loan and deposit operations, compliance, administration of internal audit, facilities, and certain credit administration functions.  Prior to joining the Bank, Mr. Becker served as Executive Vice President and Chief Financial Officer at the Bank of Smithtown and previously as Director, President and Chief Executive Officer of a national bank in organization.  Mr. Becker began his career at Bridgehampton National Bank and served ultimately as Executive Vice President and Chief Operating Officer.  Mr. Becker’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, environmental and social, accounting and reporting, finance and investments, technology and cybersecurity, mergers and acquisitions, legal and regulatory, real estate, and marketing and public relations.

Paul T. Canarick - Mr. Canarick joined the Board in 1992 and is a member of the Governance and Nominating, Asset Liability and Loan Committees.  Mr. Canarick is President and Principal of Paul Todd, Inc., a privately held construction company.  Mr. Canarick’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include banking, business leadership, environmental and social, and real estate.

Alexander L. Cover - Mr. Cover joined the Board in 2003 and is Chairman of the Audit Committee and a member of the Asset Liability and Risk Committees.  He is currently a business and management consultant in private practice and assists privately held companies with developing business plans.  Previously, he was Partner-In-Charge of the financial institutions practice of the Long Island office of Ernst & Young LLP.  Mr. Cover’s experience included serving as review partner on both SEC and non-SEC engagements.  Mr. Cover has also been a director for several not-for-profit entities.  Mr. Cover’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, accounting and reporting, finance, technology and cybersecurity, mergers and acquisitions, and legal and regulatory.

John J. Desmond - Mr. Desmond joined the Board in 2016 and is a member of the Audit, Compensation and Risk Committees.  Previously, he was Partner-In-Charge of the Long Island office of Grant Thornton LLP from 1988 through his retirement from the firm in 2015, having served over 40 years in the public accounting industry.  Mr. Desmond’s experience included serving as lead audit partner for many public and privately-held companies.  Mr. Desmond was elected by the U.S. Partners of Grant Thornton LLP to be a Partnership

Board Member from 2001 through 2013.  The Board was responsible for oversight of many of the firm’s activities including strategic planning, the performance of the senior leadership team and financial performance.  Mr. Desmond also served as a director of a publicly held company through May 2021, and serves or has served as a board member for several not-for-profit entities.  Mr. Desmond’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, accounting and reporting, finance, mergers and acquisitions, and legal and regulatory.

Louisa M. Ives - Ms. Ives joined the Board in 2019 and is a member of the Compensation, Asset Liability and Loan Committees.  Ms. Ives has substantial experience in the financial services industry currently serving as Head of Manager Research at Chilton Trust Company where she is responsible for external manager selection and due diligence for Chilton clients.  Prior to her current role, Ms. Ives was a Managing Director and research analyst at Chilton Investment Company and served on the company’s Board of Directors.  She currently serves on the boards of various not-for-profit and community organizations.  Ms. Ives’ experience has provided her with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, strategic planning, business leadership, environmental and social, finance and investments, and mergers and acquisitions.

Stephen V. Murphy - Mr. Murphy joined the Board in 2005 and is Chairman of the Asset Liability Committee and a member of the Compensation, Governance and Nominating and Loan Committees.  He is currently President of S.V. Murphy & Co., a financial advisory firm.  He also serves as a director of several registered investment companies.  Mr. Murphy’s experience includes Merrill Lynch Capital Markets, where he was Managing Director in the Investment Banking Department in charge of the Financial Institutions Mergers and Acquisitions Group.  Prior to that, Mr. Murphy was with The First Boston Corporation as Managing Director in the Corporate Finance Department in charge of the Commercial Banking Group for Financing and Strategic Services.  Mr. Murphy also serves or has served as a director for various publicly held and not-for-profit entities.  Mr. Murphy’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, accounting and reporting, finance and investments, and mergers and acquisitions.

Peter Quick - Mr. Quick joined the Board in 2015 and is Chairman of the Loan Committee and a member of the Audit, Compensation, Governance and Nominating and Asset Liability Committees.  Mr. Quick has over 30 years of experience in the securities and financial services industries.  He is a recognized leader in the securities industry with experience in the domestic and international equity markets, equities market making, market structure reform, trading technology and clearing operations.  Mr. Quick is a retired Partner of Burke and Quick Partners Holdings LLP, the parent company of Burke & Quick Partners LLC, a broker dealer.  Mr. Quick was President of the American Stock Exchange from 2000 to 2005.  Prior to joining the American Stock Exchange, he served as President of Quick & Reilly Inc., a Quick & Reilly subsidiary and a national discount brokerage firm.  Mr. Quick also serves or has served as a director for several publicly held companies and not-for-profit entities.  Mr. Quick’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, environmental and social, accounting and reporting, finance and investments, technology and cybersecurity, mergers and acquisitions, legal and regulatory, and real estate.

Denise Strain - Ms. Strain joined the Board in 2017 and is Chair of the Risk Committee and a member of the Audit and Governance and Nominating Committees.  Ms. Strain has 35 years of experience in the banking industry including most recently as the Managing Director and Senior Tax Counsel of Citigroup Inc.  Ms. Strain has served as a member on the Board of Trustees of a not-for-profit educational institution.  Ms. Strain’s experience has provided her with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, environmental and social, accounting and reporting, finance, mergers and acquisitions, and legal and regulatory.

Milbrey Rennie Taylor - Ms. Taylor joined the Board in 2008 and is Chair of the Governance and Nominating Committee and a member of the Compensation and Asset Liability Committees.  Ms. Taylor’s experience includes over 30 years in the television news business.  She served as Executive Producer of CBS News Sunday Morning and CBS Weekend News.  Ms. Taylor also served as Vice President of ThirdAge Media, an Internet company partly owned by CBS, Inc.  Ms. Taylor currently serves and has served as a director on several not-for-profit entities.  Ms. Taylor’s experience has provided her with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, strategic planning, business leadership, environmental and social, marketing, and public relations.

Walter C. Teagle III - Mr. Teagle joined the Board in 1996, became Chairman of the Board in 2005 and is an ex officio member for all purposes of all Board committees of the Corporation and the Bank.  Mr. Teagle is currently President and owner of Teagle Management, Inc., a private investment firm and Chairman Emeritus and Director of The Teagle Foundation, Inc.  Mr. Teagle’s past experience includes a variety of executive and board positions including Managing Director, Groton Partners LLC, a merchant banking firm; Officer and Managing Director, Groton Asset Management LLC, an investment management company; Executive Vice President and Director, Lexent, Inc., a publicly-held infrastructure service provider; and President, Chief Executive Officer, and Director, Metro Design Systems, Inc., an engineering design services firm.  Mr. Teagle has also been a director of not-for-profit entities.  Mr. Teagle’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, environmental and social, finance and investments, and mergers and acquisitions.

Eric J. Tveter - Mr. Tveter joined the Board in 2013 and is Chairman of the Compensation Committee and a member of the Audit and Risk Committees.  He is currently Managing Member of ETC Ventures LLC, Director of Veloce Esports Limited, and Senior Advisor to Arthur D. Little, a global management consultancy firm, Communications Equity Associates, an investment banking advisory firm and Cyverse, a Swiss cybersecurity firm. He is former CEO of the Austria and Switzerland businesses of Liberty Global plc.  Mr. Tveter has extensive knowledge and experience in the US, UK and European cable industries.  Mr. Tveter’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, environmental and social, accounting and reporting, finance, technology and cybersecurity, mergers and acquisitions, legal and regulatory, real estate, and marketing and public relations.

BOARD LEADERSHIP STRUCTURE

The Board has determined that the Chairman of the Board will be an independent director.  The Board believes that stockholder interests are best served by having a Chairman of the Board who is independent of management and whose exclusive responsibility is the long-term best interest of the Corporation’s stockholders.

Walter C. Teagle III has served as Chairman of the Board since May 2005.  As Chairman, Mr. Teagle organizes the work of the Board and ensures that the Board has access to sufficient information to enable it to carry out its functions, including monitoring the Corporation’s performance and the performance of the Board and management.  The role of the Chairman of the Board includes: (1) presiding over all meetings of the Board and stockholders, including regular executive sessions of the Board in which the CEO, a management director, and other members of management do not participate; (2) establishing the annual agenda of the Board and agendas of each meeting in consultation with the CEO; (3) serving as an ex officio member of each Board committee and advising with respect to the work of each Board committee; (4) coordinating periodic Board reviews of management’s strategic plan for the Corporation; and (5) coordinating the Compensation Committee annual performance review of the CEO.

BOARD’S ROLE IN RISK OVERSIGHT

Risk is an integral part of Board and Board committee discussions.  The significant risks facing the Corporation are set forth in an Enterprise Risk Management document.  The Corporation’s management team, which includes a Chief Risk Officer, is responsible for identifying, assessing and managing risk and the Board is responsible for risk oversight and fulfills this responsibility primarily through its committees.  In granting authority to management, approving policies and strategies and receiving management reports, the Board and its committees consider, among other things, the risks that the Corporation faces.  For significant risks, such as credit risk, interest rate risk, liquidity risk, and cybersecurity risk, the Corporation has formal written policies that are approved by an appropriate Board committee or the full Board.

As reflected in the Corporation’s Corporate Governance Guidelines, the Board and its committees address succession planning risk both in the ordinary course of business and on a contingent basis in case of unexpected events.  The Corporation has comprehensive written succession planning documents that cover the Board and its committees, the CEO and the other members of executive management and from time to time retains consultants with expertise in succession planning matters.  The Corporation’s succession planning documents are updated no less often than annually and are actively used by the Board and its committees to oversee and ensure a smooth transition should Board members or key members of executive management retire or otherwise leave the employ of the Corporation.

The following table sets forth the risk oversight responsibilities of the Board and Board committees.

Board or Board Committee	Risk Oversight Responsibilities

Board of Directors	Strategic and Earnings
Loan Committee	Credit and Allowance for Credit Losses
Asset Liability Committee	Interest Rate, Liquidity, Price, Market and Economic Conditions
Audit Committee	Internal and External Audits, Financial Statements, Internal
Controls and Regulatory
Governance and Nominating Committee	Governance, Reputation, Director and Management Succession,
Environmental and Social
Compensation Committee	Key Personnel, Compensation and Retention
Risk Committee	Compliance, Cybersecurity, Technology, Legal and Operational

DIVERSITY, INCLUSION AND RESPECT IN THE WORKPLACE

Management and staff at all levels of the Corporation and the Bank are expected to behave in a fair, ethical and legal manner in all circumstances. This includes both internal interactions with other members of the organization and external interactions with customers, members of the community and applicants for employment. We firmly believe that our high standard of ethical behavior will maintain the favorable reputation of the Bank in the marketplace and ensure the Bank remains a great place to work, invest in and do business with.

We communicate our expectations for honest, fair and ethical behavior through numerous policies within the organization. This begins with our Code of Ethics which describes the moral, ethical, legal and regulatory requirements by which all personnel must conduct themselves. Every employee and Director is required to annually sign a statement that he/she has read the Code of Ethics and understands its provisions and agrees to abide by them. The commitment of our directors and senior management team to moral and ethical behavior means that the proper tone is set from the top of the organization.

Our policy for Equal Employment and Affirmative Action states that the Bank will recruit, hire, train and promote, in all job classifications, without regard to any classification protected by applicable federal, state or municipal law.  Our Anti-Harassment policy states that the Bank is unequivocally opposed to and will not tolerate any harassment of a sexual, racial, ethnic, age or religious nature, or based on any other personal characteristics protected by law from such harassment, that is directed toward any employee or applicant for employment or any other person in the workplace by any other employee or person in the workplace.

Additional policies that communicate the importance and expectations of honest, ethical and fair behavior include the Nepotism Policy which describes the Bank’s commitment to employment and advancement based on an individual’s qualifications and merit, and the Insider Trading Policy which prohibits Directors, officers and other employees from trading shares of the Corporation’s common stock based on material nonpublic information.

To reinforce the importance of the policies above, annual training programs on certain policies are provided to all employees. These programs help employees understand how the policies apply on a day-to-day basis and how to deal with events and situations that may occur.  Employees are encouraged to report concerns without fear of retaliation and may do so in a confidential manner.

The Corporation’s diversity is demonstrated by the members of the Executive Vice President team. Of our eight EVPs, two are women and one is a member of an underrepresented minority group. Overall, the Bank’s staff is made up of 68% female and 32% male. In addition, the Board of Directors currently includes three women and the Board has made it a priority to further expand its diversity.

Environmental, Social and Corporate Governance (“ESG”)

We recognize and are committed to our corporate responsibility to conduct business in an environmentally sustainable and socially appropriate manner. We care about the environment and the communities in which we operate and in that regard we carefully consider who we do business with and how we do business. We believe this commitment and focus supports long-term shareholder value.

The Governance and Nominating Committee has oversight of the Bank’s ESG program. This program is intended to monitor the Bank’s business activities to ensure that the interests of all stakeholders, including shareholders, employees, customers and communities, are considered. ESG matters are discussed at the Committee’s quarterly meetings where ideas and actions are monitored. Actions taken to date with a view toward being environmentally conscious include reducing the amount of paper utilized within the Bank, minimizing the reliance on printers through increased use of technology and increasing recycling. In addition, the Bank has reduced the number of corporate-owned vehicles and intends to support only energy efficient vehicles in the future. In terms of corporate facilities, the Bank’s plan to consolidate corporate office space in 2022 into a single location should reduce our land usage. The Bank’s ESG program continues to be expanded including training for Board members and remains a priority for the Board and management.

MEETINGS OF THE BOARD OF DIRECTORS

All of the members of the Board of the Corporation also serve on the Board of the Bank.  The Board of the Corporation held ten regular meetings and three special meetings during 2021.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which such director served.  The Board meets regularly in executive session throughout the year.

BOARD COMMITTEES AND MEETINGS

The Board of the Corporation has three standing committees: the Governance and Nominating Committee; the Audit Committee; and the Compensation Committee.  The Board of the Bank also has three standing committees: the Loan Committee; the Asset Liability Committee; and the Risk Committee.  The Corporation’s Board has adopted a  formal written charter for each of its committees.  A current copy of the charters may be viewed on the Corporation’s website at www.FNBLI.com through the “Investor Relations” page using the “Corporate Governance” documents link.

Governance and Nominating Committee

The Corporation’s Governance and Nominating Committee consists of independent directors as defined in the Nasdaq Rules.  The members of the Governance and Nominating Committee are Paul T. Canarick, Stephen V. Murphy, Peter Quick, Denise Strain, Milbrey Rennie Taylor and Walter C. Teagle III.  The Committee met six times during 2021.

Among other things, the Governance and Nominating Committee is currently responsible for: (1) maintaining the director and management succession plans; (2) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders; (3) recommending to the Board written corporate governance guidelines and monitoring compliance with these guidelines; (4) leading the Board in an annual self-assessment and reporting to the Board on its own self-assessment and the self-assessments performed by the other Board committees; (5) recommending to the Board director candidates for each committee; (6) establishing the director skill sets matrix to evaluate the collective skills of the existing Board members and to identify skills that may be sought when filling vacancies; and (7) reviewing and assessing the Corporation’s Environmental, Social and Governance (“ESG”) guidelines and recommending any proposed changes to the Board for approval.

Although the Corporation has a long history of being able to attract and maintain a cohesive Board with the variety of skills necessary to oversee the affairs of the Corporation, the Governance and Nominating Committee will consider director candidates recommended by stockholders.  Submission of candidates may be made in writing at any time.  However, to be considered by the Governance and Nominating Committee for nomination at the 2023 annual meeting, such submissions should be made no later than December 9, 2022 to the Chair of the Governance and Nominating Committee at the Corporation’s address set forth in this proxy statement.  In addition, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors provided that such nominations are made in accordance with the provisions of the Corporation’s bylaws establishing the information and notice requirements for such nominations.

In addition to interviews, the Governance and Nominating Committee may evaluate potential nominees by reviewing resumes, checking business and/or personal references, and performing background checks as deemed appropriate.  The Corporation has not paid a fee to any third party or parties to assist in identifying or evaluating potential nominees.

All of the nominees approved by the Governance and Nominating Committee for inclusion on the Corporation’s proxy card for the Annual Meeting of Stockholders to be held April 19, 2022 are Class II directors standing for re-election.

Audit Committee

The members of the Audit Committee are Alexander L. Cover, John J. Desmond, Peter Quick, Denise Strain, Walter C. Teagle III and Eric J. Tveter.  The Committee met seven times during 2021.

The Board has determined that all members of the Audit Committee are independent.   Independence is defined in SEC Rule 10A-3 and the Nasdaq Rules.  The Board has also determined that Alexander L. Cover and John J. Desmond each qualify as an “audit committee financial expert” as that term is defined in Item 407 of Regulation S-K of the SEC.  The Board determined that all members of the Audit Committee have banking or related financial management expertise.

The responsibilities of the Audit Committee are described under the heading “Audit Committee Report” in this proxy statement.

Compensation Committee

All the members of the Corporation’s Compensation Committee are independent directors as defined in the Nasdaq Rules.  The members of the Compensation Committee are John J. Desmond, Louisa M. Ives, Stephen V. Murphy, Peter Quick, Milbrey Rennie Taylor, Walter C. Teagle III and Eric J. Tveter.  The Committee met ten times during 2021.

The Compensation Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and evaluating the Corporation’s compensation practices ensuring that appropriate policies, procedures and systems are in place to identify, measure, and control related risks, including strategic, reputation and operational risk.  The Committee seeks to identify those employees, including but not limited to the CEO and other executive officers, who could potentially expose the Corporation to material amounts of such risk and arrive at compensation for these employees and non-management directors that is appropriate and competitive and does not expose the Corporation to unacceptable risk.

The Compensation Committee is responsible for: (1) implementing and maintaining guiding principles, compensation policies and compensation plans for the CEO, other executive officers and non-management directors, all as set forth in the Corporation’s Proxy Statement for its annual meeting of stockholders, and making recommendations to the Board taking into account market competitive data; (2) recommending to the Board approval of employment agreements for the CEO and other executive officers; (3) evaluating the performance of the CEO against established goals and objectives and approving for Board ratification the base salary level for the CEO subject to any existing employment agreement; (4) reviewing the CEO’s performance evaluations of the other executive officers of the Corporation and approving for Board ratification the base salary level of each such officer subject to any existing employment agreements; (5) approving for Board ratification cash incentives and bonuses to be paid to the CEO and other executive officers pursuant to the Corporation’s incentive compensation plans or otherwise;  (6) setting corporate goals, objectives and compensation plans used to determine cash incentives and bonuses paid to the CEO and other executive officers and equity compensation awarded to the CEO, other executive officers and non-management directors; (7) approving for Board ratification awards of equity compensation to the CEO, other executive officers and non-management directors pursuant to the Corporation’s equity compensation plans or otherwise; (8) recommending to the Board compensation proposals such as the compensation to be paid to the Corporation’s NEOs, say-on-pay, say-when-on-pay or equity incentive plans to be included in the Corporation’s annual proxy statement; (9) reviewing the overall annual salary budget for the Bank’s entire employee population; (10) conducting, or causing to be conducted, at its discretion, a periodic review of the Corporation’s pension, 401(k), and health and welfare plans; (11) reviewing and approving the compensation discussion and analysis included in the Corporation’s annual proxy statement and preparing or causing to be prepared the Compensation Committee Report to be included therein; (12) reviewing executive management’s determination of compensation of non-executive officers of the Corporation including the total amount of incentive compensation to be paid to such officers; (13) periodically reviewing the incentive compensation plans for senior vice presidents and other employee categories below the level of executive officer; and (14) considering the results of the most recent non-binding, stockholder advisory vote on executive compensation and, if deemed necessary, recommending to the Board changes in compensation policies, practices and decisions.

The Compensation Committee administers the Corporation’s equity incentive plan, including selecting directors and officers to whom awards are to be made and determining the timing, duration, amount, type and terms of each award.  Members of the Compensation Committee as well as all other non-employee directors of the Corporation have been eligible for awards of stock-based compensation in the past and it is currently anticipated that they will be eligible for future awards.

The Compensation Committee considers the most recent stockholder say-on-pay advisory vote in reviewing the Corporation’s executive compensation policies, practices and decisions.  The Compensation Committee concluded that no significant revisions were necessary to our executive compensation program as a result of the most recent say-on-pay advisory vote.

The Committee’s use of an independent compensation consultant in designing a compensation program is described in Compensation Discussion and Analysis in this proxy statement under the heading “Role of Independent Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee: (1) was an officer or employee of the Corporation or the Bank; (2) was formerly an officer of the Corporation or the Bank; or (3) had any relationship requiring disclosure by the Corporation under the SEC’s rules governing disclosure of related party transactions.  No executive officer of the Corporation served as a director or member of a compensation committee of another entity, one of whose executive officers served as a member of the Corporation’s Board or Compensation Committee.

Bank Committees: Loan Committee, Asset Liability Committee and Risk Committee

The Loan Committee is responsible for providing oversight with respect to the Bank’s lending activities.  The Asset Liability Committee is responsible for providing oversight with respect to the Bank’s achievement of its overall objective of optimizing returns consistent with prudent risk management regarding assets, liabilities, equity and off-balance sheet activities.  The Risk Committee assists the Board in fulfilling its oversight responsibilities by reviewing and evaluating the Bank’s risk management practices to ensure that appropriate policies, procedures and systems are in place to identify, measure and control related risks, including compliance, cybersecurity and technology functions.

BOARD MEMBER ATTENDANCE AT ANNUAL MEETINGS

The Board strongly encourages each of its members to attend the Annual Meeting of Stockholders.  In this regard, the Board sets the date for the Annual Meeting of Stockholders to coincide with its April Board meeting.  All directors attended the prior year’s Annual Meeting of Stockholders by conference call, which was held on April 20, 2021.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Corporation’s Board does not have a formal process for security holders to send communications to the Board.  The Board believes that a formal process is unnecessary because the Corporation is relatively small and both the Chairman of the Board and the CEO, who is also a director, are easily accessible by telephone and mail.

COMPENSATION OF DIRECTORS

Cash Compensation

The Chairman of the Board of the Corporation and the Bank receives an annual retainer for service on both boards.  Non-employee directors of the Corporation receive an annual retainer for service on both boards for attending regularly scheduled board meetings and a per meeting fee for special Board meetings.  Annual retainers and per meeting fees for service on both boards in 2021 are shown in the following table.

Board Member	Annual Retainer	Per Meeting Fee

Chairman	$113,500	None
Non-employee Directors	$35,000	$1,250

Non-employee directors of the Corporation and the Bank receive annual retainers, paid by the Corporation, for Board committee service as shown in the following table.

Committee	Committee Chair	Committee Member

Audit Committee	$17,500	$7,500
Compensation Committee	$11,000	$5,000
Governance and Nominating Committee	$11,000	$5,000
Asset Liability Committee	$11,000	$5,000
Loan Committee	$11,000	$4,000
Risk Committee	$11,000	$5,000

There are no per meeting fees for standing committee meetings, except Loan Committee members are paid $500 for each Management Loan Committee meeting attended, Directors are paid $500 for Special Meetings for loan approvals and Ad-Hoc Committee Chairs are paid $1,000 for each meeting attended and Ad-Hoc Committee members are paid $500 for each meeting attended.

The Chairman does not receive per meeting fees or committee retainers.  The CEO does not receive retainers or per meeting fees for Board or Board committee service.

Stock-based Compensation

Non-employee directors of the Corporation receive compensation in the form of equity grants.  Equity compensation for directors consists of restricted stock units (“RSUs”) or stock awards.  Directors are expected to continue to receive compensation in the form of equity awards.

Stock awards granted to non-employee directors in 2021 were granted under the 2021 Equity Incentive Plan (“2021 Plan”) after the Annual Meeting of Stockholders and vest on April 19, 2022.  Stock awards granted to non-employee directors in 2020 were granted under the 2014 Equity Incentive Plan (“2014 Plan”), vested immediately and were distributed after the 2020 Annual Meeting of Stockholders.  RSUs granted to non-employee directors in 2019 were also granted under the 2014 Plan and were time-based RSUs that vest ratably and convert into shares of Common Stock over a three-year time period.  All awards granted to directors under the 2014 Plan immediately vest upon retirement, an involuntary termination following a change in control, total and permanent disability or death.   Awards granted to directors under the 2021 Plan immediately vest upon an involuntary termination following a change in control, total and permanent disability or death.

Retirement Plan

On June 18, 1991, the Board of the Bank adopted The First National Bank of Long Island Retirement Plan for Directors ("Retirement Plan").  Effective December 31, 2000, benefits earned to date under the Retirement Plan were frozen and the ability of directors to earn additional benefits was discontinued.  Upon retirement after attaining the age of sixty (60), each of the current directors who was a director prior to 2001 will receive a credit ("Credit Percentage") of ten percent (10%) multiplied by the number of years of service on the Board through December 31, 2000, not to exceed one hundred percent (100%).  The annual benefit ("Annual Benefit") payable under the Retirement Plan is equal to the monthly Board of Directors’ attendance fee in effect as of December 31, 2000, which was $1,000, multiplied by twelve (12) and then multiplied by the Credit Percentage.  The Annual Benefit is payable in quarterly installments for a period of seven (7) years from the date of retirement ("Payment Period").  In the event of the death of a director or a retired director, the surviving spouse of such director is entitled to receive an annual payment equal to seventy-five percent (75%) of the Annual Benefit, calculated as set forth above, and payable over the remainder of the applicable Payment Period.

The following table sets forth information concerning the compensation of directors for 2021.

Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	Total ($)	Aggregate Option Awards Outstanding At Year End (#)	Aggregate Stock Awards Outstanding (#)
Paul T. Canarick	88,250	35,000	10,345	133,595	—	2,303
Alexander L. Cover	101,750	35,000	—	136,750	—	2,303
John J. Desmond	91,750	35,000	—	126,750	—	2,303
Howard Thomas Hogan, Jr. Esq. (4)	86,333	—	3,056	89,389	—	—
Louisa M. Ives	92,250	35,000	—	127,250	—	1,704
Stephen V. Murphy	100,583	35,000	—	135,583	—	2,303
Peter Quick	108,593	35,000	—	143,593	—	2,303
Denise Strain	99,400	35,000	—	134,400	—	2,303
Milbrey Rennie Taylor	94,000	35,000	—	129,000	—	2,303
Walter C. Teagle III	183,500	70,000	4,737	258,237	—	4,606
Eric J. Tveter	98,750	35,000	—	133,750	—	2,303

(1)

Includes a cash payment of $35,000 for each director and $70,000 for the chairman representing a one-time catch-up of equity compensation due to changing the grant methodology from the prior year of service to the upcoming year of service.

(2)	Stock awards granted in 2021 were granted after the 2021 Annual Meeting of Stockholders and vest on April 19, 2022.
(3)	The change in pension value represents accretion of the benefit obligation.
(4)	Mr. Hogan retired from the Board concurrent with the April 20, 2021 Annual Meeting.

MANAGEMENT

Set forth below is the business experience during the past five years and other information as to all executive officers of the Corporation and the Bank as of the date of this proxy statement.

Executive Officers	Age	Present Capacity	Officer Since

Christopher Becker	56	Director, President and Chief Executive Officer of the	2011
		Corporation and the Bank

Jay P. McConie	53	Executive Vice President and Chief Financial Officer of the	2015
		Corporation and the Bank; Treasurer of the
		Corporation and Cashier of the Bank

Tanweer S. Ansari	47	Executive Vice President of the Corporation and the	2014
		Bank; Internal Counsel and Chief Compliance
		Officer of the Bank

Christopher J. Hilton	44	Executive Vice President of the Corporation and the	2017
		Bank; Chief Lending Officer of the Bank

Richard P. Perro	56	Executive Vice President of the Corporation and the	2002
		Bank; Chief Retail Officer of the Bank

Susanne Pheffer	59	Executive Vice President of the Corporation and the	2020
		Bank; Chief Information Officer of the Bank

Michael J. Spolarich	53	Executive Vice President of the Corporation and the	2020
		Bank; Chief Credit Officer of the Bank
Janet T. Verneuille	61	Executive Vice President and Chief Risk Officer of the	2019
		Corporation and the Bank

Mr. Becker joined the Board in January 2020 upon being named President and Chief Executive Officer of the Corporation and the Bank.  Mr. Becker has been employed by the Bank since 2011 most recently serving as Executive Vice President and Chief Risk Officer of the Corporation and the Bank and Corporate Secretary of the Corporation.  Mr. Becker has been responsible for the Bank’s enterprise risk management program including oversight of strategic planning, technology, loan and deposit operations, compliance, administration of internal audit, facilities and certain credit administration functions.

Mr. McConie joined the Bank in 2015 as Senior Vice President and Chief Investment Officer.  Effective January 1, 2020, Mr. McConie was promoted to Executive Vice President and Chief Financial Officer of the Corporation and the Bank.  Prior to joining the Bank, Mr. McConie served as Executive Vice President and Chief Financial Officer of Community National Bank from 2007 to 2015.  Mr. McConie began his career at KPMG LLP in their Financial Services Group and is a Certified Public Accountant.

Mr.  Hilton joined the Bank in June 2017 as Senior Vice President and Commercial Banking Division Executive.  On January 1, 2018, Mr. Hilton was promoted to Executive Vice President of the Corporation and the Bank.  Prior to joining the Bank, Mr. Hilton served as Executive Vice President & Chief Credit Officer of Suffolk County National Bank until its acquisition by People’s United Bank in April 2017.  Mr. Hilton joined People’s United Bank and served as Senior Credit Officer until May 2017.  Prior to his employment at Suffolk County National Bank, Mr. Hilton served as Executive Vice President & Chief Credit Officer of Empire National Bank.

Ms. Verneuille joined the Bank in 2019 as Executive Vice President and Chief Risk Officer of the Corporation and the Bank.  Prior to joining the Bank, Ms. Verneuille served as Executive Vice President and Chief Financial Officer of Empire National Bank.  Ms. Verneuille previously served as Director, Executive Vice President and Chief Financial Officer of a national bank in organization after serving fifteen years at Bridgehampton National Bank, ultimately as Executive Vice President and Chief Financial Officer.  Ms. Verneuille obtained her public accounting experience at KPMG LLP and is a Certified Public Accountant.

Ms. Pheffer joined the Bank in 2020 as Executive Vice President and Chief Information Officer.  Prior to joining the Bank, Ms. Pheffer served six years as Executive Vice President and Chief Technology Officer of Empire National Bank. Ms. Pheffer previously served as a Senior Consultant and Director of Operations for a bank consulting firm headquartered on Long Island from 2007 to 2014. Prior to that, Ms. Pheffer served twenty-five years at another Long Island-based community bank where she was promoted to Senior Vice President and Chief Information Officer.

Mr.  Spolarich joined the Bank in 2020 as Senior Vice President and Senior Credit Officer.  Effective December 1, 2020, Mr. Spolarich was promoted to Executive Vice President and Chief Credit Officer.  Prior to joining the Bank, Mr. Spolarich served as Senior Credit Officer for a regional bank's New York City and Long Island districts and Chief Credit Officer and Deputy Chief Credit Officer, respectively, for two Long Island community banks.

Mr. Ansari joined the Bank in 2014 as Senior Vice President and Chief Compliance Officer.  Effective January 1, 2022, Mr. Ansari was promoted to Executive Vice President.  Prior to joining the Bank, Mr. Ansari served as Associate General Counsel and Compliance Officer of a federally chartered Long Island credit union from 2007-2014 and in various management capacities at two Long Island/New

York City banks from 1999-2007.  Mr. Ansari is a licensed attorney admitted to the New York State Bar (2009) and United States Supreme Court Bar (2015).

PROPOSAL 2

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE

CORPORATION’S NAMED EXECUTIVE OFFICERS

The compensation paid to our NEOs is disclosed in this proxy statement in the sections entitled “Compensation Discussion and Analysis,” “Compensation of Executive Officers,” “Compensation Pursuant to Plans” and “Employment Agreements.”  We believe that our compensation policies, practices and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term best interests of our stockholders.  Compensation of our NEOs is designed to enable us to attract and retain talented and experienced senior executives to lead the Corporation successfully in a competitive environment.  Stockholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Corporation’s NEOs as disclosed in its proxy statement for the April 19, 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The affirmative vote of the holders of a majority of shares represented online at the virtual Annual Meeting or by proxy and voting on this item will be required for approval.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Corporation, the Compensation Committee or the Board.  The vote will not be construed to overrule any decision by the Corporation, the Compensation Committee or the Board; to create or imply any change to the fiduciary duties of the Corporation, the Compensation Committee or the Board; or to create or imply any additional fiduciary duties for the Corporation, the Compensation Committee or the Board.  However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation paid to our NEOs as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Board and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the proposal to approve the compensation paid to the Corporation’s named executive officers.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis included herein and provided pursuant to Item 402(b) of Regulation S-K.

Based on this review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.  The Compensation Committee:

•	Eric J. Tveter, Chairman
•	John J. Desmond
•	Louisa M. Ives
•	Stephen V. Murphy
•	Peter Quick
•	Milbrey Rennie Taylor
•	Walter C. Teagle III

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (“1933 Act”) or the 1934 Act, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION DISCUSSION AND ANALYSIS

The Corporation’s NEOs for 2021 are as follows:

Executive Officers	Present Capacity

Christopher Becker	Director, President and Chief Executive Officer of the Corporation and the Bank
Jay P. McConie	Chief Financial Officer of the Corporation and the Bank; Treasurer of the Corporation and Cashier of the Bank
Christopher J. Hilton	Chief Lending Officer of the Bank
Janet T. Verneuille	Chief Risk Officer of the Corporation and the Bank
Susanne Pheffer	Chief Information Officer of the Bank

Key financial results for 2021 and 2020, including those used in determining incentive compensation, are as follows:

Results and Metrics	2021	2020
Net Income	$43,089,000	$41,203,000
Diluted Earnings per Share	$1.81	$1.72
Return on Average Assets (“ROA”)	1.04%	1.00%
Return on Average Equity (“ROE”)	10.34%	10.47%

The following is a discussion of the compensation awarded to, earned by or paid to the NEOs.  The discussion explains all the material elements of the Corporation’s compensation of the NEOs.  It should be read in conjunction with the other executive compensation disclosures that appear elsewhere in this proxy statement.

Guiding Principles

In designing and maintaining a compensation program for the Corporation’s NEOs, other executive officers and employees, the Compensation Committee adheres to the following guiding principles:

(1)	The compensation program should be principles-based, employ best practices in executive compensation and consider all relevant regulatory guidance regarding sound incentive compensation policies.
(2)

The compensation program should be designed and supervised by the Compensation Committee with, as needed, the assistance of independent compensation consultants, legal counsel and other advisors who have significant experience in risk management, compensation practices and legal matters in the financial services industry.

(3)

The Compensation Committee should consist entirely of independent directors and operate under a charter adopted by the Board that clearly defines its duties and responsibilities.  Significant approvals by the Compensation Committee regarding the provisions of the executive compensation program and awards thereunder should be ratified by the full Board.

(4)

A  significant portion of executive compensation awarded under the program should be directly tied to corporate and peer group performance and thereby closely aligned with the interests of stockholders.  The corporate performance levels necessary to earn threshold, target and maximum cash incentive and equity awards should be determined by the Compensation Committee and should not encourage inappropriate risks that could lead to material financial loss to the Bank.

(5)

The compensation program should enable the Corporation to attract and retain highly skilled professionals in each necessary discipline (i.e., executive, financial, lending, operations, risk management).

(6)

Compensation paid should be appropriately balanced between short and long-term components.  The short-term components should primarily consist of base salary and cash incentive compensation and the long-term components should be equity awards that vest over time as well as retirement benefits.

(7)

The competitiveness of total direct compensation, which consists of base salary, cash incentive and equity awards, should be tested regularly by a comparison to: (1) a group of peer banks selected by the Compensation Committee that are similar in size and scope to the Corporation; and (2) amounts published in compensation surveys for the banking industry conducted by nationally recognized independent compensation consulting firms.

(8)	The compensation program should achieve internal equity among the Corporation’s executive officers.
(9)	Retirement benefits should be market competitive and evaluated based on the percentage of the executive’s income replaced in retirement.
(10)

Payments upon a change in control or termination should be market competitive, reasonable in amount and designed to ensure that the executive officers of the Bank are not significantly harmed nor unduly enriched and are reasonable with respect to the consummation of a transaction, such as a sale or merger of the Bank, that may be in the best interests of the Corporation’s stockholders.

(11)

The Compensation Committee should identify those employees, whether they are executive officers or otherwise, who could potentially expose the Corporation to material amounts of risk.  The compensation of such employees should be designed to discourage imprudent risk taking and contain maximum incentive amounts that do not represent windfalls.

(12)	Clawbacks should be utilized within the compensation program in accordance with our clawback policy and applicable law.
(13)	Retention of vested or exercised equity awards should be required until stock ownership guidelines are met.
(14)	Employees, whether they are executive officers or otherwise, should be prohibited from hedging the value of equity compensation that vests over time.
(15)	Performance goals should be established by the Compensation Committee and ratified by the full Board.
(16)	Achievement of performance goals should be determined by the Compensation Committee prior to the payment of awards.

Objectives of the Executive Compensation Program

The Corporation’s executive compensation program is designed to enable the Corporation to attract and retain talented executive officers necessary to safely and successfully operate and grow the Bank.  The executive compensation program promotes sound risk management and long-term value creation for our stockholders.

What the Executive Compensation Program is Designed to Reward

Certain elements of the executive compensation program are intended to reward current performance.  By offering long-term equity compensation, the executive compensation program is also designed to reward executive officers who help maximize long-term financial performance and earnings growth of the Corporation.  The short-term and long-term incentives and the metrics used to determine the amount of incentive earned are intended to align the interests of management with the interests of stockholders.

Role of Independent Compensation Consultant

In determining an appropriate level of compensation for the CEO, other executive officers and the Board, the Compensation Committee periodically engages an independent compensation consulting firm to gather and help analyze the information necessary to make such determinations.  In 2021, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent national compensation consulting firm, to conduct a review of the compensation of the Company’s CEO, other executive officers and the Board.  The objective of the review was to provide an assessment of the competitiveness and effectiveness of the Corporation’s compensation programs relative to peer banks.

In performing their 2021 review, Pearl Meyer worked with the Compensation Committee to develop a custom peer group.  The peer banks were similar in size and scope to the Bank, with total assets averaging approximately $5.0 billion.  This average compared to total assets for the Bank of approximately $4.1 billion at year-end 2021.  The peer group consists of twenty-three publicly-held bank holding companies located in the Bank’s general geographic area and included: ACNB Corporation, Arrow Financial Corporation, BCB Bancorp, Inc., Cambridge Bancorp, C&F Financial Corporation, Chemung Financial Corporation, CNB Financial Corporation, ConnectOne Bancorp, Inc., Enterprise Bancorp, Inc., Financial Institutions, Inc., Flushing Financial Corporation, HarborOne Bancorp, Inc., Kearny Financial Corp., Northfield Bancorp, Inc., Orrstown Financial Services, Inc., Peapack-Gladstone Financial Corporation, Primis Financial Corp., Republic First Bancorp, Inc., Tompkins Financial Corporation, TrustCo Bank Corp NY, Univest Financial Corporation, Washington Trust Bancorp, Inc. and Western New England Bancorp, Inc.  In addition to gathering and analyzing compensation data for the peer group, Pearl Meyer also gathered and analyzed peer compensation data from published industry surveys and other proprietary data sources.  In performing their reviews, Pearl Meyer assessed total remuneration and the individual elements of total remuneration including base salary, long-term incentives, annual cash incentive compensation, annual equity awards, retirement benefits and perquisites.  Based on their reviews, Pearl Meyer provided the Compensation Committee with a comparison of the compensation of the CEO and other executive officers to the market 25th, 50th, and 75th percentiles.  Pearl Meyer also assessed the elements of Board compensation both individually and in the aggregate, including annual retainers, meeting-based fees and fees for chair roles and special meetings.

In addition to the services described above, Pearl Meyer was also engaged in 2021 to perform a review of the long-term incentive plan design of the Corporation’s executive incentive plan.

The Compensation Committee received a letter from Pearl Meyer regarding its independence under the six factors to be considered for such purposes under Nasdaq Rules, assessed the independence of Pearl Meyer pursuant to such rules and determined that Pearl Meyer is an independent and conflict-free advisor to the Corporation.

Elements of Executive Compensation

The executive compensation program consists of four basic components: (1) base salary; (2) annual cash incentive compensation; (3) equity awards; and (4) other noncash compensation, consisting primarily of retirement benefits and reasonable perquisites.

Why We Choose To Pay Each Element of Executive Compensation

Base Salary.  The Compensation Committee believes that base salary for an NEO should compensate the officer for the skills and effort required to perform the officer’s day-to-day responsibilities, taking into account the size and complexity of the Company.

Annual Cash Incentive Compensation.  The Compensation Committee has included annual cash incentive compensation in the executive compensation program as a means to incent executive officers to optimize corporate performance through the achievement of annual corporate goals set forth in the Corporation’s strategic plan.  Our Compensation Committee recommended, the Board adopted and the stockholders approved the 2016 Cash Incentive Plan, which provides the opportunity for a cash incentive payment based upon the achievement of corporate and individual goals.

Equity Awards.  The Compensation Committee uses equity awards granted under the Corporation’s equity incentive plan as a means to incent executive officers to optimize corporate performance over an extended time-period.  Equity awards, together with retirement benefits, are the longer-term components of our executive compensation program.

Other Noncash Compensation.  Other noncash compensation consists of: (1) retirement benefits paid under the Bank’s defined benefit pension plan (“Pension Plan”) and 401(k) Plan; and (2) noncash fringe benefits not available to the general employee population of the Bank.  Noncash fringe benefits, other than those available to the general employee population at the Bank, include the personal use of business automobiles and a country club membership for the CEO.

Retirement benefits provided by the Corporation’s Pension and 401(k) Plans are intended to encourage the NEOs to maintain their employment with the Corporation and maximize long-term corporate performance.  A country club membership is provided to the CEO to aid him in developing and retaining business.  Business automobiles are provided to all of the Bank’s executive officers as a competitive perquisite and as an alternative to reimbursing such officers for mileage driven on account of business conducted on behalf of the Corporation.

How We Determine The Amount To Pay For Each Element of Executive Compensation

The total compensation paid by the Corporation to each of the NEOs is based on a variety of factors including: (1) the Company’s recent and expected future overall financial performance; (2) current economic conditions and the effect on the Company’s performance and that of its peers; (3) the executive officer’s experience and tenure in his or her current position, years of service to the Bank, scope of responsibilities, leadership ability, compensation relative to the Company’s other executive officers, recent and expected future performance, and contributions to corporate performance; (4) a comparison of total compensation and each element of compensation paid to the executive to compensation amounts paid by peer banks to executives with similar roles and compensation amounts set forth in published industry surveys for executives with similar roles; and (5) the most recent stockholder advisory vote on executive compensation.  As previously discussed, comparative compensation studies are performed and updated on a periodic basis, most recently in 2021, by an independent compensation consulting firm engaged by and working under the direction of the Compensation Committee.

Base salary for the CEO is reviewed by the Compensation Committee on an annual basis.  The Compensation Committee also performs an annual review of the base salary recommendations made by the CEO for the Company’s other NEOs.  Each executive officer does not necessarily receive an increase in base salary each year.  In reviewing each NEO’s base salary, the Compensation Committee considers the amounts paid by peer banks, the amounts set forth in compensation surveys performed by nationally recognized independent compensation consulting firms and the Corporation’s overall budget for base salary increases.

For the Corporation’s CEO, annual cash incentive compensation for 2021 payable pursuant to the 2016 Cash Incentive Plan was based on corporate performance measured by net income, ROA and bank safety.  Annual cash incentive compensation for 2021 for the other NEOs was based on a combination of corporate and personal performance with weights of 80% and 20%, respectively.  Corporate performance for the other NEOs is measured by net income, ROA and bank safety, and personal performance is measured by the achievement of goals, monetary and nonmonetary, assigned to the NEO.

The following table sets forth the range of annual cash incentive compensation for 2021 under the 2016 Cash Incentive Plan assuming that the Corporation achieved threshold, target and maximum levels of performance and, where applicable, the NEO achieved threshold, target and maximum levels of performance with respect to personal goals.  Each NEO’s cash incentive target for 2021 was a percentage of base salary as determined by the Compensation Committee.  Achievement of corporate and, where applicable, personal performance levels greater than the threshold level but less than the maximum level results in a cash incentive payment that is proportionately greater than the threshold level of incentive but less than the maximum level of incentive.

NEO	Threshold ($)	Target ($)	Maximum ($)
Christopher Becker	140,000	280,000	420,000
Jay P. McConie	63,000	126,000	189,000
Christopher J. Hilton	63,000	126,000	189,000
Janet T. Verneuille	63,000	126,000	189,000
Susanne Pheffer	54,000	108,000	162,000

Equity incentive compensation for the NEOs consists of a combination of performance-based and time-based RSUs that are awarded based on a fixed percentage of salary as determined by the Compensation Committee.

RSUs awarded in 2019 included two-thirds (⅔) that were performance-based and one-third (⅓) that were time-based.  One-third (⅓) vests and converts into shares of Common Stock based on the satisfaction of net income and ROA performance metrics for the year awarded, one-third (⅓) vests and converts into shares of Common Stock based on the satisfaction of net income and ROA performance metrics for the year subsequent to the year awarded, and the final one-third (⅓) vests and converts into shares of Common Stock three years from the date of grant.

RSUs awarded in 2020 and 2021 included two-thirds (⅔) that were performance-based and one-third (⅓) that were time-based.  One-third (⅓) vests and converts into shares of Common Stock based on the Corporation’s ROE and ROA compared to the peer group median each with a weighting of 40% and net income growth with a weighting of 20% for the year awarded, one-third (⅓) vests and converts into shares of Common Stock based on the Corporation’s ROE and ROA compared to the peer group median each with a weighting of 40% and net income growth with a weighting of 20% for the year subsequent to the year awarded, and the final one-third (⅓) vests and converts three years from the date of grant.

The performance-based RSUs granted in 2019 through 2021 have upside conversion potential in that a maximum level of performance will result in the distribution of more than one share of Common Stock for one RSU.  A maximum level of performance will result in a conversion ratio of one RSU for one-and-one-half (1½) shares of Common Stock.  Performance greater than the threshold level but less than the maximum level will result in a conversion ratio proportionately greater than one RSU for one-half (½) share of Common Stock but less than one RSU for one-and-one-half (1½) shares of Common Stock.  For ROA and ROE performance metrics, the maximum level of performance is 115% of the target level, whereas the threshold level of performance is 80% of the target level.  For net income and earnings per share performance metrics, maximum, target and threshold levels of performance are set annually by the Compensation Committee.  In setting the threshold, target and maximum levels of performance and related payouts, the Compensation Committee utilizes a study performed by Pearl Meyer of the structural elements of the Corporation’s incentive compensation plan and considers, among other things, performance and payout levels for the Corporation’s peer banks.

Over the last three years, cash incentive compensation for the NEOs as a group has averaged approximately one-third (⅓) of total incentive compensation, while equity incentive compensation has averaged approximately two-thirds (⅔) of total incentive compensation.

All outstanding performance-based RSUs held by NEOs immediately vest in the event of an involuntary termination following a change in control, total and permanent disability, as defined, or death.  Upon retirement performance-based RSUs granted under the 2014 Plan will vest only after the completion of the applicable performance period and attainment of the relevant performance criteria.  All outstanding time-based RSUs granted to NEOs under the 2014 Plan immediately vest in the event of an involuntary termination following a change in control, total and permanent disability, as defined, death or retirement.  While the 2014 Plan permitted the accelerated vesting of awards in the event of retirement, the 2021 Plan generally does not permit the accelerated vesting of either performance-based or time-based awards in the event of retirement.  For a further discussion of the tax-deductibility of executive compensation, see the Tax Deductibility of Executive Compensation section of this proxy statement.

The value of a RSU realized at vesting can be more or less than its grant date fair value if the Common Stock price at the date of vesting is more or less than its fair market value on the date of grant or the aggregate conversion ratio described above is more or less than one RSU for one share of Common Stock.

The Compensation Committee has changed the methodology for grants of equity incentive compensation.  Equity awards for service rendered in 2019 and 2020 were granted subsequent to the close of the year, that is, in January 2020 and 2021, respectively, and were reported in the Summary Compensation Table for the year in which the services were rendered.  The equity award granted in January 2022 is based on future performance and service. As a result, while management has received an equity award in January of each year, no award is attributable to 2021 service.

The following table sets forth the performance metrics and weights established by the Compensation Committee for use in determining cash incentives paid in January 2022 for 2021 performance along with the actual 2021 performance as determined by the Compensation Committee for each metric.

Metric	Weight (1)	Threshold	Target	Maximum	Actual Results
Net Income	50%	$33,411,000	$41,764,000	$48,029,000	$43,089,000
ROA	30%	0.84%	1.05%	1.21%	1.04%
Bank Safety Rating	20%	N/A	Meets Standard	N/A	Above
(1)	The weights for each metric apply to all NEOs.

In the future the Compensation Committee may use different metrics to measure corporate performance or may change the weights applied to each metric.

The Compensation Committee believes that total target remuneration for executive officers should be market competitive, benchmarked to the 50th percentile of the Bank’s peer group and take into consideration individual and corporate performance and tenure.

In performing their 2021 review of executive compensation, Pearl Meyer compiled compensation data from the proxy statements of the Corporation’s custom peer group and from published industry surveys and, based on this data, calculated percentile amounts against which total compensation for the Company’s NEOs could be compared.  The Compensation Committee found the results of the Pearl Meyer study to be directionally consistent with their stated philosophy and took the results of the study into account to make compensation decisions.

Termination and Change in Control Payments

Each of the NEOs had an employment agreement with the Corporation during 2021, which provides for severance compensation in the event that the executive is terminated by the Board without cause or terminates his employment for Good Reason, as defined, whether or not such termination occurs in connection with a change in control (see Employment Agreements section of this proxy statement).  These provisions are designed to insure, among other things, that the NEOs are not significantly harmed or unduly enriched and are reasonable with respect to the consummation of a transaction, such as a sale or merger of the Bank that may be in the best interests of the Corporation’s stockholders.  In determining the severance arrangement for the CEO and each of the other NEOs, the Compensation Committee considered the severance arrangements offered by peer banks to their NEOs.

Impact of Accounting and Tax Treatment of Certain Elements of Compensation

The Compensation Committee has granted RSUs as equity compensation.  RSUs are advantageous from the Corporation’s standpoint because the Corporation records a book tax benefit for the compensation cost recognized for financial statement reporting purposes under FASB ASC Topic 718.  Upon vesting of RSUs the Corporation records an income tax benefit or expense in earnings.

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits the tax deductibility of compensation paid to any covered employee to $1 million per year.  The Tax Cuts and Jobs Act (the “Act”) was signed into law on December 22, 2017 and amended Section 162(m) to treat all NEOs as covered employees (previously the Chief Financial Officer was not a covered employee) and eliminated the exclusion of qualified performance-based compensation in determining compensation subject to the $1 million limitation.  In addition, the Act provides “grandfathered” treatment for qualified performance-based compensation in excess of $1 million that meets the requirements of Section 162(m), is payable pursuant to a written binding contract in effect as of November 2, 2017 and is not modified in any material respect.  Substantially all of the compensation paid to the NEOs as a group through year-end 2021 was deductible under the applicable provisions of Section 162(m).  A number of requirements must be met for particular compensation to qualify for tax deductibility, so there can be no assurance that incentive compensation paid to the NEOs will be fully deductible in all circumstances.

While the Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of the deduction limit under Code Section 162(m), the Compensation Committee’s practice is to structure compensation programs offered to the NEOs with a view towards maximizing tax deductibility of amounts paid.  However, in structuring compensation programs, the Compensation Committee considers a variety of factors, including the Corporation’s tax position, the materiality of the payments and tax deductions involved and the need for flexibility to address unforeseen circumstances.  After considering these factors, the Compensation Committee may decide to authorize payments, all or part of which may be nondeductible for federal income tax purposes.

Role of Executive Officers In Determining Executive Compensation

The Compensation Committee approves the proposed compensation of executive officers after considering executive compensation studies periodically performed by independent compensation consulting firms.  The CEO has served as a resource to the Compensation Committee in gathering the information necessary to make such compensation determinations.  The CEO does not have a policy-making role with respect to determining the amount or form of executive compensation and does not participate in Compensation Committee deliberations regarding his own compensation.

Compensation Policies and Practices As They Relate To Risk Management

The Corporation has a written incentive-based compensation policy that sets forth governance roles for the Compensation Committee, senior management and the Corporation’s internal auditors.  The policy is reviewed annually by the Compensation Committee, modified if deemed appropriate and approved.  The purpose of the policy is to ensure that the Corporation’s incentive-based compensation arrangements, or any feature of any such arrangement, do not encourage executive officers or employees to: (1) expose the Corporation to inappropriate risks by providing such persons with excessive compensation, fees or benefits; or (2) take inappropriate risks that could lead to material financial loss to the Corporation.  Pursuant to this policy, the Corporation’s incentive-based compensation arrangements are required to: (1) balance risk and financial rewards, through such things as risk adjustments of awards, deferral of payments, longer performance periods and/or reduced sensitivity to short-term performance; (2) be compatible with effective internal controls and risk management; and (3) be supported by strong corporate governance, including active and effective oversight by the Compensation Committee.  The Compensation Committee has determined that the Company’s compensation policies and practices for its employees, including non-executive officers, are not likely to have a material adverse effect on the Company.

Stock Ownership Guidelines and Equity Award Retention Policy

As a condition to receiving equity awarded under the Corporation’s equity incentive plan each director and executive officer shall enter into an agreement with the Company providing that any stock acquired from the exercise of stock options or the vesting of equity awards, net of the disposition of shares for tax withholding requirements, must be held until stock ownership requirements are met.

Each director of the Corporation is required to have beneficial ownership of shares of Common Stock of the Corporation with a current market value equal to three (3) times cash retainers, which includes Committee retainers and per meeting fees.  The CEO of the Corporation is required to have beneficial ownership of shares of common stock of the Corporation with a current market value equal to three (3) times his or her current base salary.  Each other executive officer of the Corporation is required to have beneficial ownership of shares of common stock of the Corporation with a current market value equal to one (1) times his or her current base salary.  All ownership requirements need to be met as follows: (1) within five years of becoming a director or executive officer; (2) within five years of an increase in ownership requirements for the incremental increase only; or (3) within three years of falling out of compliance with these requirements due to compensation increases or fluctuations in market value.

Clawback Policy

The Corporation has a clawback policy to enable the Company to recover any bonus or incentive compensation awarded or paid to the Company’s executive officers if: (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric, and (2) the amount of the incentive compensation, as calculated under restated financial results, is less than the amount actually paid or awarded under the original financial results.

Policy Prohibiting Hedging, Margining and Pledging of the Corporation’s Securities

Directors, NEOs, other officers and employees are prohibited from hedging the Corporation’s securities with the use of financial instruments (including prepaid variable forward contracts, equity swaps, calls, puts, collars, and exchange funds) that offset a decrease in the market value of the Company’s equity securities and any other transaction with comparable economic consequences.  Directors, NEOs and other executive officers are also prohibited, with limited exception, from holding the Corporation’s securities in a margin account or pledging such securities as collateral for any loan.  These prohibitions are documented in the Corporation’s Insider Trading Policy.

The information provided under this section shall not be deemed incorporated by reference into any filing under the 1933 Act or the 1934 Act, except to the extent that the Corporation specifically incorporates this information by reference.

Shareholder Advisory Vote on Compensation and Policy Prohibiting Tax Gross-Up Arrangements

The Compensation Committee considers the results of the most recent annual stockholder say-on-pay advisory vote on the compensation paid to NEOs.  To the extent there is a significant vote against the compensation paid to our NEOs, the Compensation Committee will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.  At the 2021 Annual Meeting of Stockholders, 96% of the shares voting on this issue supported the compensation outlined in last year’s proxy statement, while 4% voted against or abstained.

The Board has a longstanding prohibition against tax gross-up arrangements which is published in the Corporation’s Corporate Governance Guidelines.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information with respect to the aggregate compensation of the CEO, CFO and each of the additional three most highly compensated executive officers of the Bank.  All compensation information is provided pursuant to the SEC executive compensation disclosure rules for proxy statements.  All of the listed officers are also officers of the Corporation but received salaries only from the Bank.

Summary Compensation Table

		Base Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Christopher Becker	2021	560,000	—	—	292,880	39,605	21,881	914,366
Director, President and CEO	2020	500,000	—	500,000	215,145	108,854	28,192	1,352,191
	2019	345,000	—	475,000	150,103	88,064	19,773	1,077,940

Jay P. McConie	2021	315,000	—	—	130,637	38,639	20,816	505,092
Executive Vice President;	2020 (5)	300,000	—	150,000	118,320	65,951	15,729	650,000
Chief Financial
Officer and Treasurer

Christopher J. Hilton	2021	315,000	—	—	157,387	25,909	18,782	517,078
Executive Vice President;	2020	305,000	5,000	152,500	116,900	45,298	16,878	641,576
Chief Lending Officer	2019	280,000	—	140,000	116,498	27,164	13,094	576,756

Janet T. Verneuille	2021	315,000	—	—	129,377	55,189	16,833	516,399
Executive Vice President;	2020 (5)	305,000	5,000	152,500	116,510	27,752	9,928	616,690
Chief Risk Officer

Susanne Pheffer	2021 (6)	270,000	—	—	110,678	—	18,741	399,419
Executive Vice President;
Chief Information Officer
(1)

The amounts shown represent RSUs.  The Compensation Committee has changed the methodology for grants of equity incentive compensation.  Equity awards for services rendered in 2019 and 2020 were granted subsequent to the close of the year, that is, in January 2020 and 2021, respectively, and were reported in the Summary Compensation Table for the year in which the services were rendered.  The equity award granted in January 2022 is based on future performance and service. As a result, while management has received an equity award in January of each year, no award is attributable to 2021 service.    The aggregate grant date fair values are computed in accordance with FASB ASC Topic 718.

(2)	The amounts shown for each year represent cash incentive compensation earned based on performance for that year but paid subsequent to the close of the year.
(3)

The amounts reported are computed in accordance with FASB ASC Topic 715 and reflect the actuarial increase in the present value at year end compared to the prior year end of the NEO’s benefits under all defined benefit pension plans.  (See Note J "Retirement Plans" to the Corporation's 2021 Consolidated Financial Statements.)  The Corporation applies the “no negative number” position for reporting the change in pension value.  The fluctuations are primarily attributable to movement in the actuarial discount rate.  In 2019 through 2021 the discount rates were 3.55%, 2.67% and 2.97%, respectively.

(4)

The components of the 2021 amounts shown in the “All Other Compensation” column are set forth in the table that follows.  The “All Other Compensation” column does not include the incremental cost to the Corporation of providing the NEOs with group term life and health insurance benefits, because such benefits do not discriminate in scope, terms or operation in favor of the NEOs and are available generally to all employees.

(5)	Mr. McConie and Ms. Verneuille first became NEOs for the year ended December 31, 2020.
(6)	Ms. Pheffer first became NEO for the year ended December 31, 2021.

All Other Compensation Table

	Perquisites and Other Personal Benefits
	Personal Use of	Personal Use of	401(k) Matching
	Business Auto	Country Club	Contributions	Total
Name	($)	($)	($)	($)
Christopher Becker	9,762	3,419	8,700	21,881
Jay P. McConie	12,116	—	8,700	20,816
Christopher J. Hilton	11,532	—	7,250	18,782
Janet T. Verneuille	8,133	—	8,700	16,833
Susanne Pheffer	10,641	—	8,100	18,741

The Compensation Committee believes that each NEO’s total compensation is appropriately balanced between currently paid out and deferred compensation, with deferred compensation consisting of equity awards that vest over time and retirement benefits provided under the Corporation’s 401(k) and Pension Plans.

Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of the Corporation’s CEO to the annual total compensation of the Corporation’s median paid employee, excluding the CEO.

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The Corporation identified the median paid employee for 2021 utilizing the same method as in 2020. There have not been significant changes in the employee population or compensation arrangements.

In identifying the median paid employee in 2021 and in determining the compensation of the median paid employee, the Corporation utilized year-to-date compensation from the final bi-weekly payroll paid in December 2021.  Compensation included, as applicable, regular earnings plus overtime, Saturday pay, commissions, cash incentives and stock-based compensation.  The Corporation considered all full-time and part-time permanent employees when identifying the median paid employee.  Earnings of employees included on the final payroll of 2021 that were employed for less than a full year were converted to a full-year payroll equivalent.  Full-time equivalent adjustments were not made.  There were no seasonal or temporary employees on the final payroll of 2021.

The 2021 annual total compensation of the CEO and median paid employee was determined under Item 402 of Regulation S-K and was $914,366 and $65,938, respectively.  The CEO’s annual total compensation for 2021 was 14 times that of the annual total compensation for 2021 of the median paid employee.

COMPENSATION PURSUANT TO PLANS

Equity Incentive Plan

The shareholders of the Corporation approved the 2021 Plan at the annual meeting held on April 20, 2021.  The 2021 Plan gives us the flexibility to attract and retain highly qualified officers and directors by offering a competitive compensation program that is linked to the performance of our common stock.  Equity awards granted under the 2021 Plan align the interests of our officers and directors with those of our stockholders by potentially increasing the ownership interests of officers and directors in our Common Stock.

Awards under the 2021 Plan may be granted as incentive and non-qualified stock options, restricted stock awards or restricted stock units or any combination thereof, any of which may vest based either on the passage of time or achievement of performance, as specified in the 2021 Plan.

The following table presents the number of shares of Common Stock to be issued upon the exercise of outstanding stock options and vesting of RSUs, and the number of shares of Common Stock remaining available for future issuance under the 2021 Plan, as of December 31, 2021.  The table also presents the weighted average exercise price of outstanding stock options as of December 31, 2021.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under the 2021 Plan (2)
Equity compensation plans
approved by security holders	208,109	$17.06	765,862
(1)	Includes 207,359 RSUs. The weighted-average exercise price does not take these awards into account.
(2)	All of these shares are available to be granted as restricted stock or RSUs.

The Corporation does not have any equity compensation plans that have not been approved by stockholders.

The following table sets forth information regarding the grant of plan-based awards during 2021, both cash and equity, to the NEOs.

Grant Of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	($)
Christopher Becker	1/28/21	140,000	280,000	420,000	500,000
Jay P. McConie	1/28/21	63,000	126,000	189,000	150,000
Christopher J. Hilton	1/28/21	63,000	126,000	189,000	152,500
Janet T. Verneuille	1/28/21	63,000	126,000	189,000	152,500
Susanne Pheffer	1/28/21	54,000	108,000	162,000	135,000
(1)

The amounts shown represent cash incentive compensation that could have been earned by the NEO in 2021 under the Corporation’s incentive compensation plan.  The actual amount paid to each NEO in February 2022 based on 2021 performance is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this proxy statement.

(2)

The amounts shown represent RSU awards earned by the NEOs for 2020 service.  The amounts earned were awarded in January 2021 in the form of RSUs under the 2014 Plan and are included in the “Stock Awards” column for 2020 of the “Summary Compensation Table” in this proxy statement.  The vesting and conversion provisions of the RSUs are described under the heading “How We Determine The Amount To Pay For Each Element of Executive Compensation” in this proxy statement.

The following table sets forth information regarding outstanding equity awards for the NEOs at December 31, 2021.

Outstanding Equity Awards

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Christopher Becker	—	—	—	—	37,473	809,042
Jay P. McConie	—	—	—	—	11,250	242,888
Christopher J. Hilton	—	—	—	—	12,717	274,560
Janet T. Verneuille	—	—	—	—	13,492	291,292
Susanne Pheffer	—	—	—	—	11,349	245,025
(1)

Represents the maximum number of shares into which outstanding RSUs can potentially be converted.  At December 31, 2022, 35,597 performance-based RSUs may vest based on ROA, ROE and net income performance goals each with a weight of 40%, 40% and 20%, respectively, as established by the Compensation Committee.  Additionally, in January 2022, 2023, 2024 and 2025, 7,786, 16,164, 25,734 and 1,000, respectively, time-based RSUs will vest.

(2)	Represents the value of the maximum number of shares into which RSUs can potentially be converted based on the closing price of the Common Stock on December 31, 2021 of $21.59.

The following table sets forth information for the NEOs for 2021 regarding stock options exercised and stock awards acquired on vesting during the year.

Stock Option Exercises And Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Christopher Becker	—	—	15,045	319,675
Jay P. McConie	—	—	2,886	58,159
Christopher J. Hilton	—	—	6,836	148,105
Janet T. Verneuille	—	—	5,100	110,589
Susanne Pheffer	—	—	3,187	68,017
(1)	The value realized on stock option exercises is the difference between the closing market value on the day preceding the exercise date and the amount paid to exercise the options.
(2)	The value realized on vesting represents the market value on December 31, 2021 of $21.59 or earlier vesting date.

PENSION BENEFITS AND 401(K) PLAN

The Bank has a tax-qualified defined benefit pension plan.  The following table sets forth the present value of accumulated benefits under the Pension Plan and the number of years of credited service for each NEO through December 31, 2021.  No pension benefits were distributed to the NEOs during 2021.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
Christopher Becker	Tax-qualified defined benefit pension plan	9.83	422,785
Jay P. McConie	Tax-qualified defined benefit pension plan	5.42	204,061
Christopher J. Hilton	Tax-qualified defined benefit pension plan	3.5	106,604
Janet T. Verneuille	Tax-qualified defined benefit pension plan	1.5	82,941
Susanne Pheffer	Tax-qualified defined benefit pension plan	—	—
(1)

The actuarial assumptions used in determining the present value of the accumulated benefit for each NEO under the Pension Plan are set forth in Note J “Retirement Plans” to the Corporation’s 2021 Consolidated Financial Statements.

Pension Plan

Employees, including the NEOs, who are over 21 years of age and have been employed by the Bank for more than one year, are eligible to participate in the Pension Plan.  Compensation used to determine benefits includes base salary, commissions, cash incentive compensation and taxable fringe benefits, but excludes employer contributions to the 401(k) Plan, amounts realized from the exercise of nonqualified stock options, amounts realized from the conversion of restricted stock units into shares of stock and amounts realized from the sale, exchange or other disposition of stock.  Employees that elect to participate in the Pension Plan make contributions of 2% of their compensation used to determine benefits.  Employees become fully vested in the Pension Plan after 5 years of service with the Bank and 4 years of participation in the Pension Plan (no vesting occurs during that 5-year period).  The normal retirement age is 65. Early retirement with a reduced benefit is available beginning at age 55.

Upon retirement, each participant with a spouse is paid a benefit in the form of a joint and survivor annuity.  Participants without a spouse are paid a benefit in the form of a single life annuity guaranteed for sixty (60) months.  All participants, whether with or without a spouse, may elect optional forms of benefit payments.  For all participants, the current annuity benefit is an amount equal to the sum of: (1) the participant’s Average Annual Compensation multiplied by the product of 1.50 percent and the participant’s credited years of service limited to a maximum of 35 years; plus (2) 1.25 percent of Average Annual Compensation multiplied by the participant’s credited years of service in excess of 35 years (up to five such years); and less (3) the product of .49 percent of the participant’s Final Average Annual Compensation, limited to Covered Compensation, and the participant’s Benefit Service up to 35 years.  The .49 percent represents the minimum Social Security offset to the pension benefit.  Average Annual Compensation, Final Average Annual Compensation, Covered Compensation and Benefit Service are all as defined in the Pension Plan document.

401(k) Plan

The Bank has a tax-qualified 401(k) Plan.  Employees, including the NEOs, are eligible to participate provided they are at least 18 years of age.  The Bank may, at its sole discretion, make matching contributions to each participant's account based on the amount of the participant's tax deferred contributions.  Eligibility for employer matching contributions, if any, occurs after completing twelve (12) consecutive months of Eligibility Service, as defined, in which the participant worked a minimum of 1,000 hours.  The sum of employee elective contributions and employer matching contributions plus any other additions to a participant’s account for 2021 cannot exceed the lesser of $58,000 or 100% of the participant’s compensation.  Participants are fully vested in their elective contributions and fully vest in any employer matching contributions after five years of participation.  Employer matching contributions made during the first five years of participation vest ratably over the remainder of the five-year period.

Participants in the 401(k) Plan will receive benefits generally upon attainment of age 65.  However, the 401(k) Plan contains provisions allowing pre-termination withdrawals and loans under certain circumstances.  The amount of a participant’s Normal Retirement Benefit, as defined, will depend upon the accumulation of contributions and forfeitures and the investment performance of the 401(k) Plan.  The 401(k) Plan matching contributions for 2021 made to the account of each NEO are set forth in the “All Other Compensation Table” appearing elsewhere in this proxy statement.

NONQUALIFIED DEFERRED COMPENSATION

The Corporation has no nonqualified deferred compensation arrangements.

EMPLOYMENT AGREEMENTS

Each of the NEOs is a party to an employment agreement with the Corporation and the Bank.  The employment agreement with CEO Christopher Becker has a three-year term, while the employment agreements with the other NEOs have a two-year term.  Commencing on the first anniversary of the employment agreements and continuing on each anniversary thereafter, the agreements renew for an additional one year such that the remaining term shall be three years in the case of Mr. Becker, and two years with respect to the other NEOs, unless written notice of non-renewal is provided at least thirty (30) days prior to any such anniversary date.  Each employment agreement expires on December 31 of the calendar year in which the NEO attains age 65 (“Retirement Age Termination Date”).  Nothing in the employment agreement mandates or prohibits the continued employment of the NEO beyond the Retirement Age Termination Dates.  However, an NEO shall not be entitled to any benefits or payments under his or her employment agreement following the Retirement Age Termination Date unless the Corporation has elected to extend such agreement pursuant to its terms for an additional period of two years. The employment agreements stipulate a base salary to be paid each NEO, which can be increased, but not decreased without the NEO’s consent (any increase becoming the base salary for purposes of the agreement).

Pursuant to each NEO’s employment agreement, if the NEO is terminated by the Board without cause or the NEO terminates his or her employment following an event constituting Good Reason, the NEO will receive a cash lump sum severance payment equal to a multiple of the NEO’s base salary (three times base salary for the CEO and two times base salary for the other NEOs) plus an amount equal to the product of the reasonably estimated monthly cost of the medical, dental and vision insurance coverage maintained by the Bank for the NEO immediately prior to the date of termination, multiplied by thirty-six (36) for the CEO and twenty-four (24) for the other NEOs.  If the termination of employment of the CEO occurs after the CEO has attained age 60 but before retirement age, and other than in connection with a change in control, he will receive a lump sum cash severance payment equal to base salary and twelve times the monthly cost of the medical, dental and vision insurance coverage.  The employment agreements were amended in February 2022 to provide that the lump sum cash severance benefit payable in the event of a qualifying termination of employment following a change in control is a multiple of both base salary and annual cash incentive compensation (calculated based on target levels of performance for the year in which the change in control occurs), in addition to insurance costs.  The payment of severance is conditioned on the NEO executing a release of the NEO’s claims against the Corporation and any affiliate, and their officers, directors, successors and assigns.  Good Reason exists if, without the NEO’s express written consent, any of the following occurs: (i) the failure to appoint the NEO during the term of the NEO’s employment agreement to the executive position occupied by the NEO at the date of commencement of the employment agreement; (ii) a reduction in the NEO’s base salary; (iii) the failure of the Bank to maintain the NEO’s participation under the Bank’s employee benefit, retirement, or material fringe benefit plans, policies, practices, or arrangements in which the NEO participates; or (iv) a relocation of the NEO’s principal place of employment by more than 50 miles from the NEO’s principal place of employment at the date of commencement of the employment agreement.

Notwithstanding the foregoing, in the event that a termination of employment is in connection with a change in control, the severance payments under the employment agreements will be reduced to avoid an excess parachute payment under Section 280G of the Internal Revenue Code if doing so results in a greater after-tax benefit to the NEO.   Each NEO’s employment agreement subjects the NEO to non-compete and non-solicitation provisions for a period of two years for the CEO or one year for the other NEOs following their date of termination, provided, however, that such restrictions would not apply in the event of a termination for cause or a termination of employment following a change in control.

The following table sets forth potential payments to the NEOs upon termination of their employment by the Corporation without cause or by the NEOs for Good Reason, absent a change in control.  The table also sets forth for the NEOs the accelerated vesting, if any, of unvested equity awards.

	Payment Resulting from Termination Without Cause or For Good Reason
	Absent a Change in Control
	Lump Sum Cash Payment Based on:
Name	Multiple of Base Salary ($)	Multiple of Cost of Medical, Dental and Vision Insurance ($)	Total Lump Sum Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Total Termination Payment ($)
Christopher Becker	1,680,000	92,019	1,772,019	—	1,772,019
Jay P. McConie	630,000	61,346	691,346	—	691,346
Christopher J. Hilton	630,000	1,760	631,760	—	631,760
Janet T. Verneuille	630,000	44,452	674,452	—	674,452
Susanne Pheffer	540,000	40,386	580,386	—	580,386

The following table sets forth potential payments to the NEOs upon termination of their employment by the Corporation without cause or by the NEOs for Good Reason, in each case in connection with a change in control. All outstanding and unvested equity awards for the NEOs by their terms will immediately vest upon a termination of employment following change in control.  The amounts shown in the table below do not take into account any reduction in payments required to comply with Section 280G of the Internal Revenue Code.

	Payment Resulting from Termination Without Cause or For Good Reason
	Following a Change in Control
	Lump Sum Cash Payment Based on:
Name	Multiple of Base Salary and Target Short-Term Incentive ($)	Multiple of Cost of Medical, Dental and Vision Insurance ($)	Total Lump Sum Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Total Termination Payment ($)
Christopher Becker	2,558,640	92,019	2,650,659	1,358,486	4,009,145
Jay P. McConie	891,274	61,346	952,620	387,821	1,340,441
Christopher J. Hilton	944,774	1,760	946,534	413,535	1,360,069
Janet T. Verneuille	888,754	44,452	933,206	432,944	1,366,150
Susanne Pheffer	761,356	40,386	801,742	363,899	1,165,641

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Corporation’s Corporate Governance Guidelines require the Board to conduct an appropriate review of all related party transactions for potential conflict of interest situations.  Related party transactions are those required to be disclosed pursuant to Item 404 of Regulation S-K.  The Board fulfills the requirement to review related party transactions in conjunction with the Audit Committee, which is comprised entirely of independent directors.  The Governance and Nominating Committee is charged with the responsibility of reviewing and assessing the adequacy of and compliance with the Corporation’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, executive officers, principal stockholders of the Corporation and their associates.  Such transactions, including borrowings and loan commitments, are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and, in the opinion of management, do not involve more than a normal risk of collectability nor do they present other unfavorable features.

Certain directors are officers, directors, partners or stockholders of companies or partnerships which, or associates of which, may have been customers of the Bank in the ordinary course of business during 2021 and up to the present time.  Additional transactions of this type may occur in the future.  All such transactions were effected on substantially the same terms as comparable transactions with other persons.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The consolidated financial statements of the Corporation for the year ended December 31, 2021 were audited by Crowe LLP (“Crowe”).  The Audit Committee has appointed Crowe as the Corporation’s independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2022.  A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment of Crowe.  The affirmative vote of the holders of a majority of shares represented online or by proxy and voting on this item will be required for ratification.  If there is no designation on an executed proxy as to how the shares represented should be voted, the proxy will be voted for the ratification.  If the stockholders do not ratify the appointment of Crowe, the Audit Committee will reconsider its selection of Crowe as the Corporation’s independent registered public accounting firm.  Even if the stockholders ratify the appointment of Crowe, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Corporation and its stockholders.

A  representative of Crowe is expected to be available at the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Crowe as the Corporation’s independent registered public accounting firm.

Audit Fees

Crowe’s fees for audit services for 2021 and 2020 were $440,000 and $400,000, respectively.  Audit services include the following: (1) professional services rendered for the audit of the Corporation’s annual consolidated financial statements; (2) reviews of the consolidated financial statements included in the Corporation’s Quarterly Reports on Form 10-Q; (3) a reading of the Corporation’s Annual Report on Form 10-K; and (4) rendering an opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Audit Related Fees

Audit related fees, as described in Item 9(e)(2) of Schedule 14A of the SEC’s Proxy Rules, are fees billed to the Corporation by its Independent Registered Public Accounting Firm (“Independent Auditors”) for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not audit fees as described in the previous paragraph.  In 2021 and 2020, Crowe did not bill the Corporation for any audit related fees.

Tax Fees

Crowe’s fees in 2020 totaled $16,360.  Fees included providing tax advice and performing certain tax compliance work.  There were no tax fees paid to Crowe in 2021.

All Other Fees

In neither of the last two fiscal years was the Corporation billed by Crowe for any fees other than those described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Approval of Audit Related, Tax and Other Fees

In 2021 and 2020, the Audit Committee specifically approved or pre-approved all fees reported under the sections “Audit Related Fees” and “Tax Fees.”

Engagement of Independent Auditors to Perform Audit Services and Non-Audit Services

On an annual basis, and in accordance with the terms of written engagement letters, the Audit Committee has engaged the Corporation’s Independent Auditors to perform audit services as previously defined.

In addition, from time to time the Audit Committee has engaged the Corporation’s Independent Auditors to perform non-audit services such as providing tax advice and performing tax compliance work.  The Audit Committee will not engage the Independent Auditors to perform any non-audit service or pre-approve any non-audit service that could impair, in fact or appearance, the independence of the Independent Auditors.  In addition, the Audit Committee will not pre-approve any non-audit service if such pre-approval constitutes delegation to management of the Audit Committee’s responsibilities under the 1934 Act.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee is responsible to assist the Board in fulfilling its oversight responsibilities by reviewing and evaluating: 1) the qualifications and independence of the Independent Auditors; 2) the performance of the Corporation’s Independent Auditors, internal audit function and vendors providing internal auditing services; 3) the integrity of the Corporation’s financial statements; and 4) management’s responsibilities to assure that there is in place an effective system of internal controls.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles (“GAAP”) and applicable rules and regulations.  These are the responsibilities of management and the Independent Auditors.

Specific duties and responsibilities of the Audit Committee include, among other things: 1) appoint, retain, compensate, evaluate and, where appropriate, replace the Independent Auditors; 2) approve all fees and terms of engagement of the Independent Auditors; 3) confirm the independence of the Independent Auditors; 4) review and discuss with management and the Independent Auditors the Corporation’s audited consolidated financial statements and internal control over financial reporting; 5) meet with the Corporation’s Independent Auditors and review the scope of audit services and the results of their annual audit of the Corporation’s consolidated financial statements, including any recommendations the Independent Auditors may have with respect to internal controls or other business matters; 6) review with the independent auditor any Critical Audit Matters (“CAMS”) and related CAM disclosures to be included in the auditor’s report; 7) approve the internal audit plan and review the scope and results of internal audits; 8) review and approve the appointment, replacement, reassignment or dismissal of the Chief Auditor; 9) review the results of examinations performed by regulatory authorities; 10) oversee management’s responsibility to fulfill the annual internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act and the annual audit and management reporting requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991; 11) review the Bank’s performance of its obligations under various laws and regulations; and 12) review related party transactions.

The evaluation of the Independent Auditors occurs at least annually and includes, among other things, a review of the most recent Public Company Accounting Oversight Board (“PCAOB”) report and communications required by PCAOB and SEC regarding the independence and appointment of the Independent Auditors and the results of the annual audit.  The review includes matters such as significant and critical accounting policies and practices, critical accounting estimates, significant unusual transactions, financial statement presentation, and the Independent Auditors evaluation of such items, and other matters arising from the audit significant to the oversight of the financial reporting process such as CAMS.  The evaluation also includes consideration of the Independent Auditors qualifications and industry experience, the performance of the audit partner and audit team and the tenure of the firm and appropriateness of fees.  Crowe has served as the Corporation’s Independent Auditors since 2003 and the audit partner is rotated at least every five years.  The Audit Committee is involved in selecting the audit partner.  The Audit Committee received and reviewed the written disclosures and the letter from Crowe required by applicable requirements of the PCAOB regarding Crowe’s communications with the Audit Committee concerning independence, and discussed with Crowe their independence.  The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee reviewed and discussed with management and the Independent Auditors the annual audited financial statements and the Annual Report on Form 10-K, as well as the Quarterly Reports on Form 10-Q and earnings press releases prior to their filing, including reviewing the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations."  Such discussions include the Corporation’s major financial and accounting risk exposures and the steps management has undertaken to control them.

The Audit Committee reviews reports from management regarding the framework and effectiveness of internal controls over financial reporting and disclosure controls.  In addition the Audit Committee meets periodically with the Risk Committee, and participates in joint meetings with the Loan Committee to review the Allowance for Credit Losses.

The Audit Committee met seven times during 2021 and schedules meetings to ensure it devotes enough time and attention to the duties and responsibilities outlined in this report.  Periodic executive sessions are held with the Independent Auditors, Chief Auditor and other members of management to discuss any matters that the Committee or these persons believe should be discussed.

The Audit Committee regularly reports its activities to the Board, and annually conducts a review of its Charter and performs a self-assessment.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

The Audit Committee:

•	Alexander L. Cover, Chairman
•	John J. Desmond
•	Peter Quick
•	Denise Strain
•	Walter C. Teagle III
•	Eric J. Tveter

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or 1934 Act, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

OTHER MATTERS

The Board of the Corporation does not know of any matters for action by stockholders at the Annual Meeting other than the matters described in the Notice of Annual Meeting.  However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the meeting.  It is the intention of the persons named in the proxy to vote such proxy with respect to such matters in accordance with their best judgment.

The entire expense of preparing, assembling and mailing the enclosed material will be borne by the Corporation.  In addition to using the mail, directors, officers and employees of the Bank acting on behalf of the Corporation, and without extra compensation, may solicit proxies in person, by telephone or by facsimile.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any proposals of stockholders intended to be submitted at the 2023 Annual Meeting of Stockholders under SEC Rule 14a-8 must be received by the Chairman of the Board or the President no later than November 11, 2022 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting under SEC Rule 14a-8.

Under new SEC Rule 14a-19, a stockholder intending to engage in a director election contest with respect to the Company’s annual meeting of stockholders to be held in 2023 must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting.  This deadline is February 21, 2023.

In addition to the requirement set forth under SEC Rule 14a-19, under the Corporation’s bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide that stockholders desiring to make nominations for directors, or to bring a proper subject of business before an annual meeting, must give written notice and provide specified information to the Corporate Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting.  To be timely for the 2023 Annual Meeting, such written notice must be delivered to the Corporation’s Secretary not later than December 9, 2022.

If the Corporation is not notified of a matter to be brought before the 2023 Annual Meeting by December 9, 2022 or if a matter is omitted from the proxy statement or proxy pursuant to SEC Rule 14a-8, then the proxy may provide discretionary authority to management of the Corporation to vote against such matter.

Nothing in this proxy statement will be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 19, 2022

The Company’s proxy statement and form of proxy for its 2022 Annual Meeting of Stockholders and its 2021 Annual Report on Form 10-K to security holders is available at www.cstproxy.com/fnbli/2022.

ANNUAL REPORTS TO STOCKHOLDERS

Consolidated financial statements for the Corporation are included in the Corporation’s 2021 Annual Report on Form 10-K which was mailed with this Proxy Statement.  In addition, copies of the 2021 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (without exhibits) will be sent to any stockholder upon written request without charge.  Such request should be directed to Jay P. McConie, Executive Vice President and Chief Financial Officer, at the Corporation’s principal office, 10 Glen Head Road, Glen Head, New York 11545.

By Order of the Board of Directors
Christopher Becker
March 11, 2022	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet, Mobile Device or Mail REVOCABLE PROXY THE FIRST OF LONG ISLAND CORPORATION Your Internet or Mobile Device vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or Mobile Device must be received by 11:59 p.m., Eastern Time, on April 18. 2022. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MOBILE DEVICE On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL - Mark, sign and dale your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. A FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED A PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. 1. Election of Directors (except as marked to the contrary below) for two year terms Class II Directors 1. Paul T. Canarick 2. Alexander L Cover 3. Stephen V. Murphy 4. Peter Quick 5. Denise Strain 6. Eric J. Tveter FOR WITHHOLD □ □ FOR AIL EXCEPT Instruction: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee(s) name(s) or number(s) in the space provided below for whom authorization is withheld. 2. Non-binding, advisory vote to approve the Corporation's executive compensation as discussed in the proxy statement; 3. To ratify the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm for 2022; and FOR AGAINST ABSTAIN □ □ □ FOR AGAINST ABSTAIN □ □ □ 4 To transact any other business as may properly come before the meeting. If you wish to allocate your votes among the nominees using cumulative voting, indicate below the number of votes you wish to cast for each nominee (the maximum number of votes you may allocate is the number of shares you own multiplied by the number of nominees). 1. Paul T. Canarick (4) Peter Quick 2. Alexander L. Cover (5) Den.se Strain CONTROL NUMBER 3. Stephen V. Murphy (6) Eric J. Tveter Signature Signature, if held jointly Date 2022 Nolo: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such

The First of Long Island Corporation Annual Meeting of Stockholders April 19, 2022 Annual Meeting Materials are available online at: https://www.cstproxy.com/fnbli/2022 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED A REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE FIRST OF LONG ISLAND CORPORATION Annual Meeting of Stockholders April 19, 2022 10:00 a.m. The undersigned stockholder hereby appoints the BOARD OF DIRECTORS except those who are standing for re-election to the Board, and any of them, with full power of substitution, as Proxies for the stockholder, to vote all shares of the common stock of The First of Long Island Corporation ("Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 19, 2022, at 10:00 A.M., Eastern Time, on each matter specified in the Notice of Annual Meeting and Proxy Statement, and at their discretion, upon such other business as may properly come before the meeting. The undersigned hereby revokes all prior proxies. This proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this proxy will be voted "For" all Proposals. (Continued, and to be marked, dated and signed, on the other side)